October 20, 2022

Sientra, Inc. 420 South Fairview Avenue, Suite 200 Santa Barbara, CA 93117

Re:	Amendment to Convertible Notes and Facility Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Facility Agreement, dated as of October 12, 2022 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among Sientra, Inc. (the “Company”), the other Loan Parties party thereto, the Lenders party thereto and Deerfield Partners, L.P. (“Deerfield Partners”), as agent for the Secured Parties, pursuant to which the Company issued to Deerfield Partners the Convertible Notes (as defined in the Facility Agreement). Capitalized terms used herein which are defined in the Facility Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Facility Agreement.

The Company has advised Deerfield Partners that the Company intends to consummate a Qualified Equity Financing, pursuant to which the Company will issue up to (i) 34,782,600 shares of Common Stock (including shares issuable upon exercise of pre-funded warrants) at a price of $0.38 per share (including the exercise price of pre-funded warrants) and (ii) warrants (the “Warrants”) to purchase an additional 34,782,600 Shares at an exercise price of $0.46, which would result in aggregate gross proceeds to the Company of at least $15.19 million (exclusive of any amounts paid or payable upon exercise of such Warrants). In connection therewith, the Company and Deerfield Partners desire to amend the Convertible Notes and the Facility Agreement on the terms, and subject to the conditions, set forth in this letter agreement (this “Letter”).

Effective immediately prior to, and conditional upon, the consummation of a Qualified Equity Financing (as defined in the Facility Agreement, as amended hereby) on or prior to October 26, 2022, the Convertible Notes and the Facility Agreement shall be amended as follows:

1. The definition of “Authorized Share Cap Amount” set forth in Section 1(a) of each Convertible Note is hereby amended and restated in its entirety to read as follows:

(i)
“Authorized Share Cap Amount” means (a) prior to the earlier to occur of December 26, 2022 and the first consummation of a Qualified Equity Financing, 30,912,906 Shares and (b) following the earlier to occur of December 26, 2022 and the first consummation of a Qualified Equity Financing, the result of 54,580,361 Shares, minus a number of Shares equal to the lesser of (y) 23,667,455 and (z) the Shortfall Share Number, in each case, subject to appropriate adjustment for any Stock Event that occurs following the Closing Date. For the avoidance of doubt, if a Qualified Equity Financing shall not have occurred prior to December 26, 2022, the Shortfall Share Number shall be zero (0) Shares.

2. The last sentence of Section 5.21 of the Facility Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary contained herein or in any other Facility Document, in the event that the Borrower consummates its first Qualified Equity Financing, the number of shares of Common Stock reserved for issuance pursuant to the Convertible Notes may, at the Borrower’s election, and provided that the Borrower shall then be in compliance with Section 5.22, be reduced by a number of shares of Common Stock equal to the lesser of (y) the Shortfall Share Number, and (z) 23,667,455 shares of Common Stock (subject to appropriate adjustment for any Stock Split that occurs following the Closing Date and prior to the consummation of such Qualified Equity Financing).”

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" WEST\300336094.4" "" WEST\300336094.4

IF = IF 1 = 1 1 01 * IF COMPARE SECTION 1 = "1" 1 = 1 1 011 = 1 DOCPROPERTY "CUS_DocIDChunk0" US_154743620v6 US_154743620v6

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Except as expressly set forth herein, (i) the Facility Agreement, the Convertible Notes and the other Facility Documents remain unchanged and in full force and effect, (ii) this Letter shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Facility Agreement, the Convertible Notes or any other Facility Document or to be a waiver of any Default or Event of Default under the Facility Agreement, the Convertible Notes or any other Facility Document, whether arising before or after the date hereof or as a result of the transactions contemplated hereby, and (iii) this Letter shall not preclude the future exercise of any right, remedy, power or privilege available to the Lender, whether under the Facility Agreement, a Convertible Note, any other Facility Document or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Obligations, the Facility Agreement, either Convertible Note or any other Facility Document (or any other liability or obligation thereunder) or establish a course of conduct with respect to future requests for amendments, modifications or consents. In the event that a Qualified Equity Financing shall not have been consummated prior to 5:00 p.m. (New York City time) on October 26, 2022, the amendments contemplated hereby shall not become effective and this Letter shall automatically terminate and shall thereafter be of no further force or effect; provided, that the MNPI Provisions (as defined below) shall survive such termination.

The Company hereby reaffirms, confirms and ratifies its obligations and liabilities set forth in the Facility Agreement, the Convertible Notes and the other Facility Documents, all of which shall remain in full force and effect, as modified by this Letter.

The Company represents and warrants that, from and after the first public disclosure of the pricing of a Qualified Equity Financing, it shall have publicly disclosed all material, non-public information (if any) provided or made available to Deerfield Partners or any of its Affiliate (or any of Deerfield Partners’ or any such Affiliate’s agents or representatives) by the Company or any of its officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by this Letter or otherwise on or prior to the first public disclosure of the pricing of a Qualified Equity Financing. Neither Deerfield Partners nor any of its Affiliates, attorneys, agents or representatives shall have any duty of trust or confidence with respect to, or any obligation not to trade in any securities while aware of, any material nonpublic information possessed (or continued to be possessed) by Deerfield Partners (or any Affiliate, agent or representative thereof) as a result of any breach or violation of any representation, covenant, provision or agreement set forth in this paragraph (the provisions of this paragraph being the “MNPI Provisions”). For the avoidance of doubt, nothing contained in this Letter shall in any way limit, or be deemed a waiver of, the obligations of the Company or any other Loan Party under Section 5.18 of the Facility Agreement.

The Company shall promptly reimburse Deerfield Partners for all of out-of-pocket costs, fees and expenses, including legal fees and expenses, incurred by it and its Affiliates in connection with the negotiation, drafting and execution of this Letter and any other agreement or instrument entered into in connection herewith or therewith and the consummation of the transactions contemplated hereby and thereby.

This Letter (i) is a Facility Document and, together with the other Facility Documents (as amended hereby), constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby, and (ii) shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Letter may be executed in counterparts (which taken together shall constitute one and the same instrument) and by facsimile, electronic mail or other electronic transmission, which facsimile, electronic mail or other electronic signatures shall be considered original executed counterparts.

This Letter, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Letter, shall be governed by the laws of the State of New York without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

[Signature pages follow]

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IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" WEST\300336094.4" "" WEST\300336094.4

IF = IF 2 = 1 1 00 * IF COMPARE SECTION 1 = "1" 1 = 1 1 010 = 1 DOCPROPERTY "CUS_DocIDChunk0" US_154743620v6

Very truly yours,

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., its General Partner

By: J.E. Flynn Capital, LLC, its General Partner

By:_/s/ David J. Clark

Name: David J. Clark

Title: Authorized Signatory

[Amendment to Convertible Notes and Facility Agreement]

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Acknowledged and Agreed To

as of the date set forth above

SIENTRA, INC.

By: /s/ Andrew Schmidt

Name: Andrew Schmidt

Title: CFO

[Amendment to Convertible Notes and Facility Agreement]

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" WEST\300336094.4" "" WEST\300336094.4